Exhibit 21


                          Subsidiaries
                               of
              Integrated Defense Technologies, Inc.


Subsidiary                                 Jurisdiction of Organization
------------------------------------       ----------------------------

PEI Electronics, Inc.                               Delaware

SierraTech, Inc.                                    Delaware

Excalibur Systems Limited                           Ontario, Canada

Tech-Sym Corporation                                Nevada

Metric Systems Corporation                          Florida

Enterprise Electronics Corporation                  Alabama

Continental Electronics Corporation                 Nevada

T.S. Holding Corporation                            Texas

Signia-IDT, Inc.                                    Delaware